Exhibit 2.1

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
HYLETE, INC.

The undersigned Incorporator, desiring to form a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), effective as of January 1, 2019, hereby certifies as follows:

1.       NAME. The name of the corporation is HYLETE, Inc. (the “Corporation”).

2.       REGISTERED AGENT. The address of the registered office of the Corporation in the State of Delaware is 919 North Market Street, Suite 950 in the city of Wilmington, Delaware, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is ‘”InCorp Services, Inc.”

3.       PURPOSE. The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the DGCL.

4.       STOCK.

4.1       CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The par value of each class of stock is $0.001 per share. The total number of shares which the Corporation is authorized to issue is Fifty Million Sixty-Six Thousand One Hundred Twenty (50,066,120) shares. The number of shares of Common Stock authorized to be issued is Thirty-Six Million (36,000,000) shares. The Common Stock authorized by this Certificate of Incorporation (the “Certificate”), may be issued from time to time in one or more series. The first series shall consist of Thirty Million (30,000,000) shares and is designated “Class A Common Stock”. The second series shall consist of Six Million (6,000,000) shares and is designated “Class B Common Stock.” At the effective time of this Certificate, each of the issued and outstanding shares of Common Stock of the Corporation shall automatically be converted into one (1) share of Class A Common Stock. The rights, preferences, privileges and restrictions of the Class A Common Stock and Class B Common Stock shall be equal and identical in all respects except that the holders of Class B Common Stock shall not have any voting right, except as may otherwise be required by applicable law. The number of shares of Preferred Stock authorized to be issued is Fourteen Million Sixty Six Thousand One Hundred Twenty (14,066,120) shares. The Preferred Stock authorized this Certificate may be issued from time to time in one or more series. The first series shall consist of One Million Seven Hundred Twelve Thousand Two Hundred (1,712,200) shares and is designated “Series A Preferred Stock.” The second series shall consist of Five Million Nine Hundred Seventy Thousand Three Hundred (5,970,300) shares and is designated “Series A-l Preferred Stock.” The third series shall consist of Six Million Three Hundred Eighty Three Thousand Six Hundred Twenty (6,383,620) shares and is designated “Series A-2 Preferred Stock.”

4.2       PREFERRED STOCK. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

4.2.1       DIVIDEND RIGHTS.

A.       Holders of Preferred Stock, in preference to the holders of Common Stock of the Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of twelve percent (12%) of the Original Issue Price (as defined below), for such share of Preferred Stock, per annum on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations, splits recapitalizations and the like with respect to such shares after the filing date hereof). Except as set forth in Section 4.2.3(A), such dividends shall be payable only when, as and if declared by the Board of Directors, and shall be cumulative.

B.       The “Original Issue Price” (i) for the Series A Preferred Stock shall be $0.1917 for each share of the Series A Preferred Stock; (ii) for the Series A-l Preferred Stock shall be $0.3078 for each share of the Series A-1 Preferred Stock; and (iii) for the Series A-2 Preferred Stock shall be $0.5143 for each share of the Series A-2 Preferred Stock.

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C.       So long as any shares of Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends (set forth in Section 4.2.1(A) above) on the Preferred Stock shall have been paid or declared and set apart, except for:

i)       acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation (including buy/sell agreements with employees not to exceed $50,000); or

ii)       acquisitions of Common Stock in exercise of the Corporation’s right of first refusal or similar right to repurchase such shares.

D.       In the event dividends are paid on any share of Common Stock, the Corporation shall pay an additional dividend on all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

4.2.2       VOTING RIGHTS.

A.       GENERAL RIGHTS. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the whole number of shares of Class A Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 4.2.4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class A Common Stock and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation (the “Bylaws”). Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Class A Common Stock at any annual or special meeting of the shareholders and not as a separate class, and may act by written consent in the same manner as the Class A Common Stock.

B.       SEPARATE VOTE OF PREFERRED STOCK. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Preferred Stock, voting together on an as-converted basis, shall be necessary for effecting or validating the following actions (whether by amendment, merger or consolidation, or by any wholly- owned subsidiaries or otherwise):

i)        Alter or change the rights, preferences or privileges of the Preferred Stock, or effect any transaction in which the Preferred Stock are treated differently than the Common Stock;

ii)        Authorize, create or issue any new class or series of stock or other security, including any security that is junior, pari passu or senior to the Preferred Stock with respect to voting, dividends, redemption or liquidation rights;

iii)       Issue any Preferred Stock after the effective date of the Certificate;

iv)       Effect the sale of any material assets of the Corporation, including but not limited to intellectual property, other than in the ordinary course of business;

v)        Effect any transaction with any affiliates of the Corporation unless approved by the Corporation’s Board of Directors;

vi)       Increase or decrease the authorized numbers of directors constituting the Corporation’s Board of Directors;

vii)      Enter into a different line of business;

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viii)     Amend or waive any provision of the Certificate;

ix)        Redeem or repurchase any Common Stock or Preferred Stock (other than pursuant to buy/sell agreements with employees not to exceed $50,000) or pay or declare any dividend on any Common Stock or Preferred Stock other than redemptions of or dividends on the Preferred Stock as expressly authorized by the Certificate;

x)         Effect any Liquidating Event (as defined below);

xi)        Issue Common Stock or Preferred Stock, including options exercisable into Common Stock, except for options approved for issuance by the Board of Directors;

xii)       Incur or refinance any funded indebtedness above $250,000, except as approved by the Corporation’s Board of Directors; and

xiii)      Conversion into a different type of entity or transfer of entity or transfer or jurisdiction.

C.       ELECTION OF BOARD OF DIRECTORS. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot The Corporation’s Board of Directors shall consist of five (5) members.

i)       The holders of the Series A Preferred Stock, voting as a separate series and separate class, shall be entitled to elect one (1) member (the “Series A Preferred Director”) of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors, and to remove from office such Series A Preferred Director and to fill any vacancy caused by the resignation, death or removal of such Series A Preferred Director.

ii)       The holders of Preferred Stock, voting as a separate class on an as-converted basis, shall be entitled to elect one (1) member (the “Preferred Director”) of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors, and to remove from office such Preferred Director and to fill any vacancy caused by the resignation, death or removal of such Preferred Director.

iii)       The holders of Class A Common Stock, voting as a separate class, shall be entitled to elect one (1) member (the “Common Director”) of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

iv)       The holders of the Preferred Stock and Class A Common Stock, voting together as a single class has elected one (1) member of the Board of Directors, who shall be the Chief Executive Officer of the Corporation (the “CEO Director”). Removal of the CEO Director and any vacancy of the CEO Director position shall be made by the unanimous approval of the Series A Preferred Director, the Preferred Director and the Common Director, unless otherwise prohibited by law.

v)       The holders of the Preferred Stock and Class A Common Stock, voting together as a single class has elected one (1) member of the Board of Directors, who shall not be an officer or employee of the Corporation (the “Independent Director”). Removal of the Independent Director and any vacancy of the Independent Director position shall be made by the majority approval of the Series A Preferred Director, the Preferred Director, the Common Director and the CEO Director, unless otherwise prohibited by law.

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4.2.3       LIQUIDATION RIGHTS.

A.       Upon a Liquidating Event, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock, Series A-l Preferred Stock and Series A-2 Preferred Stock shall, on a pari passu basis, be entitled to be paid out of the assets of the Corporation legally available for distribution, or the consideration received in such transaction, respectively, (i) an amount per share of Series A Preferred Stock equal to the Original Issue Price of such Series A Preferred Stock plus all unpaid dividends on the Series A Preferred Stock, whether or not declared by the Board of Directors, (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series A Preferred Stock held by them; (ii) an amount per share of Series A-l Preferred Stock equal to the Original Issue Price of such Series A-l Preferred Stock plus all unpaid dividends on the Series A-l Preferred Stock, whether or not declared by the Board of Directors, (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series A-l Preferred Stock held by them; and (iii) an amount per share of Series A-2 Preferred Stock equal to the Original Issue Price of such Series A-2 Preferred Stock plus all unpaid dividends on the Series A-2 Preferred Stock, whether or not declared by the Board of Directors, (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series A-2 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred Stock, Series A-l Preferred Stock and Series A-2 Preferred Stock of the liquidation preference set forth in this Section 4.2.3(A), then such assets (or consideration) shall be distributed among the holders of Series A Preferred Stock, Series A-l Preferred Stock and Series A-2 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

B.       After the payment of the foil liquidation preference of the Preferred Stock as set forth in Section 4.2.3(A) above, the remaining assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

C.       For purposes of this Section 4.2.3, a “Liquidating Event” shall be deemed to be occasioned by, or to include: (i) Any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary; (ii) a merger or consolidation in which (a) the Corporation is a constituent party, or (b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the equity securities of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting company or (2) if the surviving or resulting company is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company; or (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets, technology or intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

D.       In any Liquidating Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

i)       Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

a.       If traded on a securities exchange or through the Nasdaq Global Market or Nasdaq Capital Markets, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

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b.       If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

c.       If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

ii)       The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

4.2.4       CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Class A Common Stock (the “Conversion Rights”):

A.       OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4.2.4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class A Common Stock. The number of shares of Class A Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Preferred Stock Conversion Rate (as defined below) then in effect for the Preferred Stock (determined as provided in Section 4.2.4(B)) by the number of shares of Preferred Stock being converted.

B.       PREFERRED STOCK CONVERSION RATE. The conversion rate in effect at any time for conversion of the Preferred Stock (the “Preferred Stock Conversion Rate”) shall be the quotient obtained by dividing the respective Original Issue Price of the Preferred Stock by the respective Preferred Stock Conversion Price (as defined below) for the Preferred Stock, calculated as provided in Section 4.2.4(C).

C.       PREFERRED STOCK CONVERSION PRICE. The conversion price for the Preferred Stock shall initially be the respective Original Issue Price of the Preferred Stock (the “Preferred Stock Conversion Price”). Such initial Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section 4.2.4. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as so adjusted.

D.       MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Class A Common Stock pursuant to this Section 4.2.4 shall, if applicable, surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall, if applicable, promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class A Common Stock (at the Class A Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Class A Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Class A Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of receipt of notice by the Corporation of such conversion election, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

E.       ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If at any time or from time to time after the date that the first share of Series A Preferred Stock is issued (the “Series A Original Issue Date”) or after the date that the first share of Series A-l Preferred Stock is issued (the “Series A-l Original Issue Date”) or after the date that the first share of Series A-2 Preferred Stock is issued (the “Series A-2 Original Issue Date”), as applicable, the Corporation effects a subdivision of the outstanding Class A Common Stock without a corresponding subdivision of the Preferred Stock, the Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Series A Original Issue Date, Series A- 1 Original Issue Date or Series A-2 Original Issue Date, as applicable, the Corporation combines the outstanding shares of Class A Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.2.4(E) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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F.       ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Series A Original Issue Date, Series A-l Original Issue Date or Series A-2 Original Issue Date, as applicable, the Corporation pays a dividend or other distribution on the Class A Common Stock in Additional Shares of Common Stock, the Preferred Stock Conversion Price that is then in effect for the Preferred Stock shall be decreased as of the time of such issuance, as provided below:

i)       The Preferred Stock Conversion Price shall be adjusted by multiplying the Preferred Stock Conversion Price then in effect by a fraction equal to:

a. the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

b. the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

ii)       If the Corporation fixes a record date to determine which holders of Class A Common Stock are entitled to receive such dividend or other distribution, the Preferred Stock Conversion Price for the Preferred Stock shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

iii)       If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Preferred Stock Conversion Price for the Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Stock Conversion Price for the Preferred Stock shall be adjusted pursuant to this Section 4.2.4(F) to reflect the actual payment of such dividend or distribution.

G.       ADJUSTMENT FOR RECLASSIFICATION. EXCHANGE. AND SUBSTITUTION. If at any time or from time to time after the Series A Original Issue Date, Series A-l Original Issue Date or Series A-2 Original Issue Date, as applicable, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Liquidating Event defined in Section 4.2.3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.2.4), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

H.       REORGANIZATIONS. MERGERS. OR CONSOLIDATIONS. If at any time or from time to time after the Series A Original Issue, Series A-l Original Issue Date or Series A-2 Original Issue Date, as applicable, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Liquidating Event as defined in Section 4.2.3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4.2.4), as a part of such capital reorganization, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.2.4 with respect to the rights of the holders of the Preferred Stock after the capital reorganization to the end that the provisions of this Section 4.2.4 (including adjustment of the Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

I.       DEFINED TERMS.

“Convertible Securities” shall mean Stock or other securities convertible into Additional Shares of Common Stock (as defined below).

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“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed to be issued, other than:

i)       shares of Common Stock issued upon conversion of or as a dividend or distribution on the Preferred Stock;

ii)       shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

iii)       shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding prior to the effective date of the Certificate;

iv)       shares of Common Stock issued and/or options, warrants or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors;

v)       shares of Common Stock issued and/or options warrants or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options, warrants or other rights, issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial institution, approved by the Board of Directors;

vi)       any other issuance or issuances of securities and/or options, warrants or other purchase rights, and the securities issued pursuant to such options, warrants or other rights that have been approved by the holders of at least a majority of the outstanding Preferred Stock, voting together on an as-converted basis; and

vii)       shares of Common Stock issued or issuable pursuant to a transaction described in Section 4.2.4(F), 4.2.4(G) or 4.2.4(H) above.

J.       CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4.2.4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Preferred Stock Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

K.       NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidating Event (as defined in Section 4.2.3) or other capital reorganization of the Corporation, or any reclassification or recapitalization of the capital stock of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Preferred Stock, voting together on an as-converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidating Event, reorganization, reclassification, transfer or consolidation, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidating Event, reorganization, reclassification, transfer or consolidation.

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L.       AUTOMATIC CONVERSION.

i)       Each share of Preferred Stock shall automatically be converted into shares of Class A Common Stock, based on the then-effective Preferred Stock Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Preferred Stock, voting together on an as-converted basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the gross proceeds to the Corporation (after underwriting discounts and commissions) are at least Thirty Million Dollars ($30,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4.2.4(D).

ii)       Upon the occurrence of either of the events specified in Section 4.2.4(L)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, if applicable; provided, however, that the Corporation shall not be obligated to issue, if applicable, certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock, if applicable, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to tire Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall, if applicable, surrender the certificates representing such shares, at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, if applicable, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4.2.4(D).

M.       FRACTIONAL SHARES. No fractional shares of Class A Common Stock shall be issued upon conversion of Preferred Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Class A Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

N.       RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

O.       NOTICES. Any notice required by the provisions of this Section 4.2,4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

P.       PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class A Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

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4.2.5       REDEMPTION.

A.       OBLIGATORY REDEMPTION. The Corporation shall be obligated to redeem the Preferred Stock as follows:

i)       The holders of at least seventy-five percent (75%) of the then- outstanding shares of Preferred Stock, voting together on an as-if-converted basis, may require the Corporation, to the extent it may lawfully do so, to redeem the Preferred Stock at any time on or after the fifth anniversary of the most recent issuance of Convertible Securities. In such event, such holders shall deliver to the Corporation written notice and a copy of such consent of the Preferred Stock, together with notice of the date requested for such redemption (which shall be at least one hundred eighty (180) days after the date of such notice and on or after the fifth anniversary of the most recent issuance of Convertible Securities) (the “Redemption Date”). The Corporation shall effect such redemption on the Redemption Date by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to the Original Issue Price per share of the Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus unpaid dividends with respect to such shares, whether or not declared by the Board of Directors. The total amount to be paid for the Preferred Stock is hereinafter referred to as the “Redemption Price.”

ii)       At least thirty (30) days but no more than sixty (60) days prior to the Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Preferred Stock to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed, and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of then- share certificates, if applicable. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date then it shall (A) redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and (B) redeem the remaining shares to be redeemed as soon as sufficient funds are legally available by paying in cash in exchange for such shares of Preferred Stock to be redeemed, the Redemption Price together with interest thereon at a rate of twelve percent (12%) per annum commencing on the Redemption Date.

B.       EFFECT OF REDEMPTION. On or after the Redemption Date, each holder of shares of Preferred Stock to be redeemed on such date shall, if applicable, surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in tire Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall, if applicable, be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as a holder of Preferred Stock (except the right to receive the Redemption Price without interest (other than as may be set forth in Section 4.2.5(A)(ii) above) upon surrender of their certificates, as applicable), shall cease and terminate with respect to such shares; provided that in the event that shares of Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

C.       CONVERSION RIGHT TERMINATION. In the event of a call for redemption of any shares of Preferred Stock, the Conversion Rights (as defined in Section 4.2.4) for such Preferred Stock shall terminate as to the shares designated for redemption at the close of business on the day immediately preceding the Redemption Date, unless default is made in payment of the Redemption Price.

4.2.6       NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

5.       LIMITATION OF LIABILITY AND INDEMNITY.

5.1       LIMITATION OF LIABILITY. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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5.2       INDEMNITY. The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suitor proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

6.       AMENDMENTS.

6.1       In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the shareholders; provided that any bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the shareholders.

6.2       The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate or the Bylaws, from time to time, to amend the Certificate or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate or any amendment thereof are conferred subject to such right.

7.       DISPUTE FORUM. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

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I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that, the facts herein stated are true, and have accordingly set my hand this 21st day of December, 2018.

By: /s/ Justin White
Incorporator
Name: Justin White, Esq.

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